Exhibit 99.1

PARAMOUNT APPOINTS PETER BRINDLEY

AS EXECUTIVE VICE PRESIDENT, LEASING

NEW YORK – December 18, 2017—Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) announced today the appointment of Peter R.C. Brindley as Executive Vice President, Leasing. Mr. Brindley joined Paramount in 2010 and most recently served as Senior Vice President, Leasing responsible for the Company’s New York portfolio.

Albert Behler, Chairman, Chief Executive Officer and President said, “Peter is an extremely skilled leader and has formed significant and valuable relationships in his more than 15 years of experience in real estate. Peter has done a remarkable job leasing Paramount’s 9 million square foot Class A portfolio in New York. We look forward to Peter leading our leasing team as we continue to execute our strategy to unlock value for our shareholders.”

In his new role, Mr. Brindley will assume responsibility for all leasing related activities across the Company’s portfolio in New York, Washington, D.C. and San Francisco. Before joining Paramount, Mr. Brindley served as a Senior Director at Tishman Speyer in its New York office where he was responsible for the leasing of Rockefeller Center, 666 Fifth Avenue and the MetLife Building. Prior to joining Tishman Speyer in 2004, Mr. Brindley worked at CB Richard Ellis in the brokerage services group. Mr. Brindley graduated from Ithaca College with a Bachelor of Science in Business and received his Master of Science degree in Real Estate Finance & Investment from New York University. He currently serves as Treasurer on the Board of Directors of the Avenue of the Americas Association and is a member of The Real Estate Board of New York.

Mr. Brindley succeeds Theodore Koltis, who will leave the Company to pursue other opportunities. “We thank Ted for his many years of service and dedication to Paramount and we wish him success in his future endeavors,” Mr. Behler concluded.

About Paramount Group, Inc.

Headquartered in New York City, Paramount is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City, Washington, D.C. and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Executive Vice President, Chief Financial Officer 212-237-3122 ir@paramount-group.com	Christopher Brandt Vice President, Investor Relations 212-237-3134 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com